EXHIBIT 99.1

Integrity Bancshares, Inc. Reports Fourth Quarter and Full-Year 2004 Earnings

Alpharetta, GA – January 21, 2005 – Integrity Bancshares, Inc. (OTCPK: ITYC) today announced preliminary (unaudited) earnings results for the quarter and year ended December 31, 2004.

Net income for the fourth quarter of 2004 was $1,005,200, or $0.15 per diluted share. Net income for the full year 2004 was $3,012,400, or $0.52 per diluted share. The earnings per share numbers reflect a three-for-two stock split payable on January 24, 2005 to shareholders of record as of January 10, 2005.

Earnings increased 68% over 2003 net income of $1,793,900. There was a net loss for the fourth quarter of 2003 of $53,700 due primarily to a charge of $1.2 million to the provision for loan losses on a loan in which the borrower filed for bankruptcy. An additional charge of $1.2 million to the provision for loan losses was taken on this loan in the third quarter of 2004, and the loan was subsequently charged off in October, 2004. The charge-off had no effect on fourth quarter 2004 earnings because the full loan balance had been fully reserved in prior periods.

Total assets as of December 31, 2004 were $446,175,300, an increase of 59% over the amount as of December 31, 2003 of $279,748,200. For the full year 2004, return on average assets and average equity was 0.86% and 9.15%, respectively, compared to 0.81% and 10.01% for the same period last year.

The earnings growth is primarily due to an increase in earning assets. The company continues to maintain a well-capitalized position for regulatory purposes.

Integrity Bancshares, Inc. is the holding company for Integrity Bank, located in Alpharetta (Fulton County), Georgia. The bank began operations on November 1, 2000 in its main office located at 11140 State Bridge Road. A second branch was opened at 900 Woodstock Road in Roswell (Fulton County), Georgia in July, 2003. A third branch opened at 1650 Cumberland Parkway in Smyrna (Cobb County), Georgia in June, 2004. A loan production office opened at 1165 Lawrenceville-Suwanee Road in Lawrenceville (Gwinnett County), Georgia in November, 2004.

Morgan Keegan & Company, Inc. serves as a market maker of the common stock of the Company. Mr. Leonard H. Seawell, Senior Vice President of Morgan Keegan, is the principal contact at Morgan Keegan (404-240-6751).

The primary investor contact at Integrity Bancshares, Inc. is Mr. Jeff L. Sanders, Senior Vice-President & C.F.O.

Contact:	Integrity Bancshares, Inc.
Mr. Jeff L. Sanders
Senior Vice-President & C.F.O
(770) 777-0324
jsanders@myintegritybank.comh